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                                                                     EXHIBIT 8.1

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                       JENNINGS, STROUSS & SALMON, P.L.C.
                                Attorneys at Law
                             One Renaissance Square
                      Two North Central Avenue, Suite 1600                        RAND HADDOCK
                          Phoenix, Arizona 85004-2393                Direct Line: 602.262.5806
                            Telephone: 602.262.5911                  Direct Fax:  602.495.2627
                            Facsimile: 602.253.3255                        rhaddock@jsslaw.com
                                www.jsslaw.com
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December 13, 2000

First Capital Bank of Arizona
2700 North Central Avenue
Phoenix, Arizona 85004

Colorado Business Bankshares, Inc.
821 17th Street
Denver, Colorado 80202

FCBA Acquisition Corporation
c/o Colorado Business Bankshares, Inc.
821 17th Street
Denver, Colorado 80202

                  Re:   Agreement and Plan of Merger by
                        and among Colorado Business Bankshares, Inc., FCBA Acquisition Corporation and
                        First Capital Bank of Arizona

Ladies and Gentlemen:

         We have acted as special counsel to First Capital Bank of Arizona, an Arizona corporation and an Arizona state-chartered bank ("Target"), in connection with the proposed merger (the "Merger") of FCBA Acquisition Corporation, an Arizona corporation ("Sub") and a wholly-owned subsidiary of Colorado Business Bankshares, Inc., a Colorado corporation and a financial holding company ("Parent") with and into the Target, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of November 28, 2000 (the "Merger Agreement") by and among Parent, Target and Sub as described in the Registration Statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the



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December 13, 2000
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Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Parent and Target which are annexed hereto.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code.

         2. Each of Parent, Target and Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by holders of common stock, par value $5.00 per share of Target ("Target Common Stock") as a result of the exchange of such shares for shares of Parent common stock, par value $.01 per share ("Parent Common Stock") pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares and cash received by shareholders exercising dissenters' rights under Chapter 13 of the Arizona Business Corporation Act. Any cash received by a shareholder of Target in lieu of a fractional share or in the exercise of dissenters' rights will be treated as received in exchange for such fractional share or dissenting shares and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Target Common Stock allocable to such fractional share interest or the shareholder's basis in the dissenting shares, as the case may be.

         4. The tax basis of the shares of Parent Common Stock received by each shareholder of Target will equal the tax basis of such shareholder's shares of Target Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger.

         5. The holding period for the shares of Parent Common Stock received by each shareholder of Target will include the holding period for the shares of Target Common Stock of such shareholder exchanged in the Merger as long as his Target Common Stock is held as a capital asset.


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December 13, 2000
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         6. Parent will not recognize gain or loss as a result of the Merger.

         7. Target will not recognize gain or loss as a result of the Merger.

         8. The assumption of the director and employee stock options for the purchase of Target Common Stock as set forth in the Merger Agreement will not result in any income or gain to the holders of such options.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the captions "Federal Income Tax Consequences of the Merger" and "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,

/s/ Jennings, Strouss & Salmon, P.L.C.


JENNINGS, STROUSS & SALMON, P.L.C.